Exhibit 99.1

Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces Completion of Private Placement of Senior Debt Securities

Lionville, PA  July 5, 2012 – West Pharmaceutical Services, Inc. (NYSE: WST) (“West”) today announced that it has completed a private placement of $168 million senior unsecured notes (the “Notes”) in a private placement exempt from registration under the Securities Act of 1933, as amended. Three series of Notes were issued as follows:

Series, coupon, maturity	Principal
Series 2012 A, 3.67% due July 5, 2022	$42 million
Series 2012 B, 3.82% due July 5, 2024	$53 million
Series 2012 C, 4.02% due July 5, 2027	$73 million

The proceeds from the issuance will reduce indebtedness under West’s revolving credit facility that was incurred to finance the purchase of $158.4 million aggregate principal amount of West’s 4.00% Convertible Junior Subordinated Debentures due 2047, under a tender offer (the “Tender Offer”) that was completed on June 5, 2012.

The weighted average of the coupon interest rates on the Notes is 3.87%. Related interest-rate hedging and transaction costs will increase the annual effective rate of interest to an estimated 4.16% for financial reporting purposes. West will provide a further update of its 2012 financial guidance, including the anticipated effects of the Tender Offer and Notes, in connection with the press release announcing its second-quarter 2012 financial results, which is tentatively scheduled for August 2, 2012.

About West

West is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. West also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.